EXHIBIT 23(c)

CONSENT OF EXPERT

     We consent to the incorporation by reference in this Registration Statement of ArvinMeritor, Inc. (“ArvinMeritor”) on Form S-8 of the references to our firm and to our reports with respect to estimation of the liability for pending and reasonably estimable unasserted future asbestos-related claims, which are included or incorporated by reference in the Annual Report on Form 10-K of ArvinMeritor for the fiscal year ended October 3, 2010 (as amended), under the headings “Item 3. Legal Proceedings,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data”.

BATES WHITE LLC

/s/ Charles E. Bates
Charles E. Bates Ph.D.
President and CEO
Date: January 11, 2011